Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

RMG NETWORKS HOLDING CORPORATION

(Pursuant to Section 151 of the

Delaware General Corporation Law)

RMG Networks Holding Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation (the “Board”) by Article IV of the Certificate of Incorporation of the Corporation, the following resolutions were adopted on March 25, 2015 by the Board pursuant to Section 151 of the Delaware General Corporation Law:

“RESOLVED that, pursuant to authority vested in the Board of Directors of the Corporation (the “Board”) by ARTICLE IV of the Corporation’s Certificate of Incorporation, out of the total authorized number of 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), there shall be designated a series of 280,000 shares which shall be issued in and constitute a single series to be known as “Series A Convertible Preferred Stock” (hereinafter called the “Series A Preferred Stock”).  The shares of Series A Preferred Stock shall have the voting powers, designations, preferences and other special rights, and the qualifications, limitations and restrictions thereof, set forth below:

1.  Certain Definitions.

As used in this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of RMG Networks Holding Corporation (the “Certification of Designation”), the following terms shall have the respective meanings set forth below:

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Approved Stock Plan” means any employee benefit plan, equity incentive plan or other issuance, employment agreement or option grant or similar agreement which has been approved by the Board and the stockholders of the Corporation, pursuant to which the Corporation’s securities may be issued to any employee, consultant, officer or director for services provided to the Corporation.

“Bloomberg” means Bloomberg Financial Markets.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Change of Control Transaction” means the occurrence after the Subscription Date hereof of any of (i) an acquisition by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the aggregate voting power of the outstanding voting securities of the Corporation, or (ii) the Corporation merges into or consolidates with or enters into any share exchange or other business combination transaction with any other Person, or any Person merges into or consolidates with or enters into any share exchange or other business combination transaction with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the outstanding voting securities of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or any substantial portion of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the outstanding voting securities of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a one year period of more than one-half of the members of the Board which is not approved by a majority of those individuals who are members of the Board on the Subscription Date (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the Subscription Date), or (v) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) herein.

“Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported on the OTC Pink marketplace operated by OTC Markets Group Inc.  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Corporation and the applicable Holder.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation, including the stock into which the Series A Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Conversion Price” means $1.00, subject to adjustment as provided herein.

“Conversion Shares” means the shares of Common Stock into which the Series A Preferred Stock is convertible.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Debt Conversion” has the meaning specified in the Purchase Agreement.

“Dividend Start Date” means the first Business Day following the Stockholders Meeting Deadline (as such term is defined in the Purchase Agreement).

“Excluded Securities” means: (i) capital stock, Options or Convertible Securities issued to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation pursuant to an Approved Stock Plan in existence on the date immediately preceding the Subscription Date, (ii) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities that were issued and outstanding on the date immediately preceding the Subscription Date, provided such securities are not amended after the Subscription Date to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof, (iii) securities issued pursuant to the Purchase Agreement and securities issued upon the exercise or conversion of those securities, and (iv) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Conversion Price pursuant to the other provisions of this Certificate of Designation).

“Holder” or “Holders” means the holder or holders of the Series A Preferred Stock.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Series A Preferred Stock in dividend rights or liquidation preference.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of the day prior to the public announcement of the applicable Option for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of (a) 100% and (b) the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the issuance of the applicable Option, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price of the Common Stock on any Trading Day during the period beginning on (and including) the Trading Day immediately prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (and including) the Trading Day immediately following the public announcement of such issuance and (iv) a 360 day annualization factor.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Principal Market” means The NASDAQ Global Market.

“Proposal” means the proposal to be submitted to the Stockholders Meeting, for the purpose of seeking approval of the stockholders of the Corporation for the issuance of all shares of Common Stock issuable upon the full conversion of the Series A Preferred Stock.

“Purchase Agreement” means that certain purchase agreement dated March ●, 2015, by and among the Corporation and each of the investors party thereto, as such agreement may be amended from time to time in accordance with the terms thereof.

“Registration Rights Agreement” means the agreement entered into among the Corporation and the initial Holders of the Series A Preferred Stock as part of the Purchase Agreement for, among other things, the registration of the Conversion Shares, as such agreement may be amended from time to time in accordance with the terms thereof.

“Required Holders” means, as of any date, (i) each Significant Holder (so long as such Holder or its Affiliates continue to hold shares of Series A Preferred Stock) and (ii) the Holders of at least a majority of the Series A Preferred Stock outstanding as of such date.

“Series A Stated Value” means $100.

“Significant Holder” means any Holder who, together with its Affiliates, purchases $2,500,000 or more of the Series A Preferred Stock pursuant to the Purchase Agreement (including through the Debt Conversion).

“Stockholder Approval” means the approval of the Proposal by the stockholders of the Corporation at the Stockholders Meeting or any Subsequent Stockholders Meeting (as defined in the Purchase Agreement) in accordance with applicable law, the Corporation’s Certificate of Incorporation and Bylaws and the applicable requirements of the Principal Market.

“Stockholders Meeting” means a meeting of the stockholders of the Corporation, for the purpose of voting on the Proposal.

“Subscription Date” means March 25, 2015.

“Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported on the OTC Pink marketplace operated by OTC Markets Group Inc.  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the applicable Holder.  If the Corporation and the applicable Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12 with the term “Weighted Average Price” being substituted for the term “Conversion Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2.  Dividends.

(a)

Except as provided herein, prior to the Dividend Start Date, Holders of Series A Preferred Stock shall not be entitled to dividends on their shares of Series A Preferred Stock.

(b)

From and after the Dividend Start Date, each Holder of Series A Preferred Stock, in preference and priority to the holders of all other classes or series of stock, shall be entitled to receive, out of assets legally available therefor and as declared by the Board or an authorized committee thereof, with respect to each share, or fraction of a share, of Series A Preferred Stock then outstanding and held by such Holder, dividends, commencing from the date of issuance of such share of Series A Preferred Stock, at the rate of twelve percent (12%) per annum of the Series A Stated Value per whole share (or proportion thereof with respect to fractional shares) of Series A Preferred Stock (the “Series A Preferred Dividends”).  The Series A Preferred Dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the last day of March, June, September and December in each year, commencing June 30, 2015.

(c)

In the event that the Corporation shall at any time pay a dividend on or make a distribution in respect of the Common Stock (other than a dividend or distribution payable solely in shares of Common Stock) or any other class or series of capital stock of the Corporation, the Corporation shall, at the same time, pay or distribute to each Holder of Series A Preferred Stock a dividend (or distribution) equal to the dividend (or distribution) that would have been payable to such Holder if the shares, or fraction of a share, of Series A Preferred Stock held by such Holder, had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividend or distribution.

3.  Liquidation.  Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Corporation and the payment of any liquidation preference owed to the holders of shares of capital stock of the Corporation ranking prior to the Series A Preferred Stock upon liquidation, the Holders of the Series A Preferred Stock shall participate pari passu with the holders of the Common Stock (on an as-converted basis) in the net assets of the Corporation.  Neither the consolidation nor merger of the Corporation into or with any other entity or entities nor the consolidation or merger of any entity or entities into the Corporation shall be deemed to be a liquidation within the meaning of this Section 3, but the sale, lease or conveyance of all or substantially all the Corporation’s assets shall be deemed a liquidation within the meaning of this Section 3.

4.  Automatic Conversion.

(a)

Prior to the Stockholder Approval (the “Conversion Date”), the Series A Preferred Stock shall not be convertible.  On the Conversion Date, the shares, or fractions of shares, of Series A Preferred Stock then outstanding shall automatically convert, without any action on the part of the Holder thereof and without payment of any additional consideration, into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares, or fractions of shares, of Series A Preferred Stock so to be converted by the Series A Stated Value per share and dividing the result by the Conversion Price.  The Corporation shall provide prompt written notice (a “Conversion Notice”) to the Holders of Series A Preferred Stock of the Conversion Date but in no event more than two Business Days after the Conversion Date.  From and after the Conversion Date, the Series A Preferred Stock shall be deemed to be cancelled and the Company shall cause the transfer agent for the Common Stock to issue to the former Holders of the Series A Preferred Stock the shares of Common Stock to which they are entitled upon such conversion and the Company shall pay to such Holders in cash all accrued and unpaid Series A Dividends to the Conversion Date.  Promptly following receipt of the Conversion Notice, the Holders shall the surrender of the certificate or certificates formerly representing the shares or fractions of shares of Series A Preferred Stock so converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the Holders of the Series A Preferred Stock).

(b)

The Company shall pay all fees (including transfer agent and DTC fees), expenses and issuance taxes (other than any applicable transfer taxes in the event that the Conversion Shares are issued in a name other than that of the Holder or its nominee) incurred in connection with the issuance of the Conversion Shares.

(c)

If the Corporation shall fail for any reason or no reason to issue to a Holder of Series A Preferred Stock a certificate representing the Conversion Shares within three (3) Business Days after the Conversion Date and register such shares of Common Stock on the Corporation’s share register or to credit the Holder’s balance account with the Depository Trust Corporation for such number of shares of Common Stock to which the Holder is entitled upon such conversion, and if on or after the Conversion Date the Holder purchases, or another Person purchases on the Holder’s behalf or for the Holder’s account (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Corporation (a “Buy-In”), then the Corporation shall pay in cash to the Holder (for costs incurred either directly by such Holder or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such Holder as a result of the sale to which such Buy-In relates.  The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(d)

No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock into Common Stock.  In the event a fractional share of Common Stock would be issued on conversion, the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.

5.

Adjustment of Conversion Price.  The Conversion Price and the number of Conversion Shares shall be adjusted from time to time as follows:

(a)

If and whenever on or after the Subscription Date, the Corporation issues or sells, or in accordance with this Section 5 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding shares of Common Stock deemed to have been issued by the Corporation in connection with any Excluded Securities (as defined below) (the “Additional Shares”) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to a price determined as follows:

Adjusted Conversion Price = (A x B) + D

A+C

where

“A” equals the number of shares of Common Stock outstanding, including the Additional Shares deemed to be issued hereunder, immediately preceding the Dilutive Issuance;

“B” equals the Conversion Price in effect immediately preceding such Dilutive Issuance;

“C” equals the number of Additional Shares issued or deemed issued hereunder as a result of the Dilutive Issuance; and

“D” equals the aggregate consideration, if any, received or deemed to be received by the Corporation upon such Dilutive Issuance.

For purposes of determining the adjusted Conversion Price under this Section 5(a), the following shall be applicable:

(i) Issuance of Options.  If the Corporation in any manner grants any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 5(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion, exercise or exchange of such Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Corporation with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price or number of Conversion Shares shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 5(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Corporation with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security.  No further adjustment of the Conversion Price or number of Conversion Shares shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Series A Preferred Stock has been or is to be made pursuant to other provisions of this Section 5(a), no further adjustment of the Conversion Price or number of Conversion Shares shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price and the number of Conversion Shares in effect at the time of such increase or decrease shall be adjusted to the Conversion Price and the number of Conversion Shares which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 5(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.  No adjustment pursuant to this Section 3(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect or a decrease in the number of Conversion Shares.

(iv) Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Corporation less any consideration paid or payable by the Corporation pursuant to the terms of such other securities of the Corporation, less (II) the Option Value.  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Corporation therefor.  If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Closing Sale Price of such security on the date of receipt.  If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined jointly by the Corporation and the Required Holders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders.  The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(v) Record Date.  If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)

The Corporation may at any time reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board.

(c)

If the Corporation at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Corporation at any time on or after the Subscription Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.  Any adjustment under this Section 5(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d)

If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights or phantom stock rights), then the Board will make an appropriate adjustment in the Conversion Price and the number of Conversion Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 5(d) will increase the Conversion Price or decrease the number of Conversion Shares as otherwise determined pursuant to this Section 5.

6.

Rights Upon Distribution of Assets.

(a)

If the Corporation shall distribute to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security other than the Common Stock (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction (excluding a distribution or dividend paid to such Holder pursuant to Section 2(c) hereof)), then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Weighted Average Price determined as of the record date mentioned above, and of which the numerator shall be such Weighted Average Price on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board in good faith.  In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

7.

Purchase Rights.  In addition to any adjustments pursuant to Section 5 above, if at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder’s Series A Preferred Stock (without regard to any limitations on the conversion thereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

8.

Notices.  Upon any adjustment of the Conversion Price, then, and in each such case the Corporation shall give written notice thereof by first class mail, postage prepaid, addressed to each Holder of Series A Preferred Stock at the address of such Holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  In addition, in case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation; or

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each Holder of any shares of Series A Preferred Stock at the address of such Holder as shown on the books of the Corporation, (a) at least fifteen (15) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least fifteen (15) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

9.  Stock to be Reserved.  The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares or fractions of shares of Series A Preferred Stock.  All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price.  The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed.  The Corporation will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all Options and conversion of Convertible Securities, including upon conversion of the Series A Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Corporation’s Certificate of Incorporation.

10.  Effect of Reacquisition of Shares Upon Redemption, Repurchase, Conversion or Otherwise.  Shares of Series A Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Series A Preferred Stock to Common Stock, shall thereupon be retired and shall  have the status of authorized and unissued shares of Preferred Stock undesignated as to series, and may be redesignated as any series of Preferred Stock and reissued.

11.  Issue Tax.  The issuance of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the Holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Corporation shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder of the Series A Preferred Stock which is being converted.

12.  Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock; provided, however, nothing herein shall be construed to prevent the Corporation from setting record dates for the holders of its securities.

13.  Voting.  In addition to any class voting rights provided by law and this Certificate of Designation, the Holders of Series A Preferred Stock shall have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote (including the election of directors); provided, however, the Holders of Series A Preferred Stock shall not have the right to vote (either with the holders of Common Stock or as a separate class) to approve the Proposal at the Stockholders Meeting.  With respect to the voting rights of the Holders of the Series A Preferred Stock pursuant to the preceding sentence, each Holder of Series A Preferred Stock shall be entitled to cast a fraction of one vote for each share of Common Stock that would be issuable to such Holder upon the conversion of all the shares or fraction of a share of Series A Preferred Stock held by such Holder on the record date for the determination of stockholders entitled to vote, the numerator of which is the Conversion Price in effect on such record date and the denominator of which is the Closing Bid Price per share of the Common Stock on the Subscription Date (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the Subscription Date).

14.  Certain Restrictions.  In addition to any other vote of the Holders of Series A Preferred Stock required by law or by the Certificate of Incorporation, without the prior consent of the Holders of at least 66% of the Series A Preferred Stock then outstanding, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the Holders of the shares of such Series A Preferred Stock shall vote together as a class, the Corporation will not:

(a)

authorize, create, designate, establish or issue (whether by merger or otherwise) (i) an increased number of shares of Series A Preferred Stock, or (ii) any other class or series of capital stock ranking senior to or on parity with the Series A Preferred Stock as to dividends or upon liquidation or reclassify any shares of Common Stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series A Preferred Stock or reclassify any shares of Common Stock or any other class or series of capital stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series A Preferred Stock;

(b)

adopt a plan for the liquidation, dissolution or winding up of the affairs of the Corporation or any recapitalization plan (whether occurring by merger, consolidation or otherwise), file any petition seeking protection under any federal or state bankruptcy or insolvency law or make a general assignment for the benefit of creditors;

(c)

enter into any Change of Control Transaction;

(d)

enter into any transaction with any Affiliate of the Corporation (other than the Purchase Agreement and the transactions contemplated thereby, including the Debt Conversion (as defined in the Purchase Agreement));

(e)

incur, assume or suffer to exist any indebtedness for borrowed money in excess of $500,000 in the aggregate (other than indebtedness incurred under the Corporation’s existing factoring facility);

(f)

amend, alter or repeal, whether by merger, consolidation or otherwise, the Certificate of Incorporation or Bylaws of the Corporation or the Resolutions contained in this Certificate of Designation of the Series A Preferred Stock and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock, or which would increase or decrease the amount of authorized shares of the Series A Preferred Stock or of any other series of preferred stock ranking senior to the Series A Preferred Stock, with respect to the payment of dividends (whether or not such series of preferred stock is cumulative or noncumulative as to payment of dividends) or upon liquidation;

(g)

directly or indirectly, declare or pay any dividend or distribution (other than (i) dividends and distributions permitted pursuant to Section 2, (ii) dividends payable in shares of Common Stock and (iii) other distributions; provided, however, that, in the case of (ii) and (iii) such stock dividend or other distribution results in an adjustment of the Conversion Price pursuant to Section 5 hereof) or directly or indirectly purchase, redeem, repurchase or otherwise acquire or permit any Subsidiary to redeem, purchase, repurchase or otherwise acquire (or make any payment to a sinking fund for such redemption, purchase, repurchase or other acquisition) any share of Common Stock, Option or Convertible Security or any other class or series of the Corporation’s capital stock (except for the shares of Series A Preferred Stock in accordance with Section 15 hereof or for shares of Common Stock repurchased from current of former employees, consultants, or directors upon termination of service in accordance with an Approved Stock Plan) whether in cash, securities or property or in obligations of the Corporation or any Subsidiary;

(h)

materially change the nature or scope of the business of the Corporation or enter into any new line of business (other than the potential disposition of the Corporation’s airline media network business);

(i)

consummate or agree to make any sale, transfer, assignment, pledge, lease, license or similar transaction by which the Corporation grants any rights to any of the Corporation’s intellectual property or technology other than non-exclusive licenses granted by the Corporation to customers in connection with the sale of the Corporation’s products in the ordinary course of business consistent with past practices

(j)

act on any proposal or transact any business at the Stockholders Meeting, or any adjournment or postponement thereof, other than (i) voting on the Proposal and (ii) reasonably necessary for the conduct of the Stockholders Meeting; or, (iii) if the Corporation determines that the Stockholders Meeting will constitute the Corporation’s annual meeting of stockholders, such other proposals or business as is properly brought before the stockholders at such annual meeting; or

(k)

agree to do any of the foregoing.

15.  Redemption.

(a)

From and after the date that is one (1) year after the date on which a share or fraction of share of Series A Preferred Stock is first issued, the Required Holders shall have the right, at the Required Holders’ option, to require the Corporation to redeem, to the extent there are funds legally available therefor, all or a portion of the shares or fraction of a share of Series A Preferred Stock, at the election of each Holder of such shares of Series A Preferred Stock, at a price equal to the product of (i) the number of shares or fraction of a share of Series A Preferred Stock to be redeemed from such Holder multiplied by (ii) the Series A Stated Value, plus an amount equal to any accrued and unpaid dividends thereon to, but excluding, the Redemption Date (as defined below), whether or not declared (the “Redemption Price”), by delivery of written notice to the Corporation (the “General Redemption Request”) at least thirty (30) days prior to the proposed date of redemption (the “Redemption Date”) set forth in the General Redemption Request.

(b)

Promptly following receipt of the General Redemption Request and no later than twenty (20) days prior to a Redemption Date, the Corporation shall mail a notice of optional redemption by first-class mail, postage prepaid to each Holder of shares of Series A Preferred Stock, which notice shall state (i) the Redemption Date and the Redemption Price and (ii) the date upon which the redemption right terminates, which shall be not earlier than seven (7) days prior to the Redemption Date.  Any Holder of shares of Series A Preferred Stock may then, in its sole discretion, exercise its redemption right with respect to all or any portion of the shares of Series A Preferred Stock (the “Redemption Securities”) beneficially owned by such Holder by delivery to the Corporation of a written notice no less than seven (7) days prior to the Redemption Date stating (x) that such Holder is exercising the right of redemption described herein and (y) the number of shares of the Redemption Securities with respect to which such Holder is exercising its redemption right.

(c)

The Corporation shall pay the applicable Redemption Price on the later of (i) the Redemption Date and (ii) upon the receipt of surrender of the certificates representing the shares of Series A Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so reasonably require, and letters of transmittal and instructions therefor on reasonable terms as are included in the notice sent by the Corporation); provided, that if such certificates are lost, stolen or destroyed, the Corporation may require such Holder to execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith, prior to paying such Redemption Price.

(d)

Shares of Series A Preferred Stock to be redeemed on the Redemption Date, as the case may be, will from and after the Redemption Date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the Holder thereof as a Holder of shares of Series A Preferred Stock (except the right to receive from the Corporation the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a share of Series A Preferred Stock is not redeemed due to a default in payment by the Corporation or because the Corporation is otherwise unable to pay the applicable Redemption Price in cash in full, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

(e)

Any redemption of shares of Series A Preferred Stock pursuant to this Section 15 (such redemption, the “Redemption”) shall be payable out of any cash legally available therefor.  At the time of the Redemption, the Corporation shall take all actions required or permitted under Delaware law to permit the Redemption and to make funds legally available for such Redemption.  To the extent that the Corporation has insufficient funds to redeem all of the Redemption Securities upon the Redemption, the Corporation shall use available funds to redeem a pro rata portion of each Holder’s Redemption Securities, to the extent permissible under Delaware law.

16.  No Waiver.  Except as otherwise modified or provided for herein, the Holders of Series A Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such Holders under the Delaware General Corporation Law.

17.  No Impairment.  The Corporation will not, through any reorganization, transfer of assets, consolidation, merger scheme or arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all time in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the Holders of the Series A Preferred Stock against impairment.  Without limiting the generality of the foregoing, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of the Series A Preferred Stock above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon conversion of the Series A Preferred Stock, and (iii) shall, so long as any shares or fraction of a share of Series A Preferred stock remain outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, 100% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock then outstanding (without regard to any limitations on conversion).

18.  No Preemptive Rights.  No Holder of any shares of Series A Preferred Stock shall have any preemptive right to subscribe to any issue of the same or other capital stock of the Corporation.

19.  Amendment; Waiver.  Any term of the Series A Preferred Stock may be amended or waived (including the adjustment provisions included in Section 5 hereof) upon the written consent of the Corporation and the Required Holders; provided, however, that the number of Conversion Shares issuable hereunder and the Conversion Price may not be amended, and the right to convert the Series A Preferred Stock may not be altered or waived, without the written consent of the Holders of all of the Series A Preferred Stock then outstanding; and, provided, further, however, that if a Holder is disproportionately and adversely impacted by such amendment or waiver, such amendment or waiver shall also require the written consent of such Holder.

20.  Action By Holders. Any action or consent to be taken or given by the Holders of the Series A Preferred Stock may be given either at a meeting of the Holders of the Series A Preferred Stock called and held for such purpose or by written consent.

21.  Fractional Shares.  Series A Preferred Stock may be issued in fractions of a share that shall entitle each Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of Holders of Series A Preferred Stock.

IN WITNESS WHEREOF, the undersigned has executed Certificate of Designations, Preferences and Rights this 25th day of March, 2015.

RMG NETWORKS HOLDING CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO RMG NETWORKS HOLDING CORPORATION CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS]